USIS ACQUISITION LLC
                              8111 PRESTON ROAD, STE 715
                                 DALLAS, TEXAS 75225



          November 20, 1998



          Mr. Michael E. McGinnis
          Chairman & CEO
          American Eco Corporation
          11011 Jones Road
          Houston, Texas 77070

          RE:  USIS ACQUISITION LLC PROMISSORY NOTE DATED
               JULY 16, 1998

          Dear Mr. McGinnis:

          Pursuant to our discussions, our investment group, USIS
          Acquisition LLC, is hereby tendering our official notice that we will be unable to meet our debt obligations under the terms and conditions of that certain Promissory Note dated July 16, 1998 which is payable to American Eco Corporation.

          It is our proposed solution that our financial indebtedness be discharged in full by the surrender of all our shares in U.S. Industrial Services, Inc. (i.e. Stock Certificate No. 0017 for 5,295,858 common shares) and the forfeiture of the $5,000,000 previously paid to American Eco Corporation.

          If this settlement meets with your approval, please indicate in the appropriate space below.

          Again, as we have discussed telephonically, we regret the necessity for this action, but we are currently without any other viable alternative.

          Respectfully submitted,


          USIS ACQUISITION LLC


          /s/ Albert V. Furman, III          Accepted and agreed upon this
                                             30th day of November, 1998.
          Albert V. Furman, III
          President

                                               /s/ Michael E. McGinnis
                                             ----------------------------
                                             Michael E. McGinnis
                                             American Eco Corporation